UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2021 (August 9, 2021)

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Lakeview Avenue, Suite 200
West Palm Beach,	Florida	33401
(Address of principal executive offices)		(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Common Shares of Beneficial Interest, $0.01 par value	CLDT	New York Stock Exchange
6.625% Series A Cumulative Redeemable Preferred Shares	CLDT-PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b.2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2021, the board of trustees (the “Board of Trustees”) of Chatham Lodging Trust (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Ms. Ethel Isaacs Williams and Mr. David Grissen to the Board of Trustees, effective immediately.

Ms. Williams recently served from 2017-2020 as Senior Vice President at Kaufman Lynn Construction, one of south Florida’s largest construction companies, where her responsibilities included leading public affairs and community engagement efforts. Before joining Kaufman, from 2010-2017, she served as Director, Corporate Engagement, Diversity and Inclusion for NextEra Energy, one of the nation’s leading clean energy companies, where her responsibilities included developing corporate strategies and initiatives for employee engagement as well as diversity and inclusion initiatives.

In 2004, Ms. Williams founded the law firm of Isaacs Williams which was focused on real estate, probate, land use and government relations. Prior to 2004, Ms. Williams held roles at other law firms as well as IBM, Wang Laboratories and AT&T Wireless. Ms. Williams received her bachelor’s degree in business administration from George Washington University and her Juris Doctor from Nova Southeastern University.

Mr. Grissen joins Chatham’s board after having recently retired as Group President following a stellar 35-year career at Marriott International, Inc. He began his career at Marriott in 1986 and concluded his esteemed career as Group President where his responsibilities included the financial management and leadership of all of the America’s lodging operations, comprising more than 5,500 hotels and a work force of approximately 160,000 associates. This included responsibilities for owner and franchise relations, sales and marketing, revenue management, human resources, engineering, rooms operations, food and beverage, retail, spa, golf, information resources and development. In addition to the Americas, Mr. Grissen was responsible for Marriott’s Global Operations organization, Ritz Carlton and Edition brands.

Prior to his latest position, Mr. Grissen served as Group President, The Americans; President, Americas; Executive Vice President of the Eastern Region; Senior Vice President of the Mid-Atlantic Region and Senior Vice President of Finance and Business Development. Mr. Grissen currently serves on the board for Regis Corporation, a publicly-traded company and the largest hair salon chain in the world where he is a member of the Audit Committee, Technology Committee and Chair of the Nominating and Governance Committees. He also serves on the board of Greenwood Racing, a casino, on-line betting and thoroughbred racing company based in Pennsylvania. He holds a bachelor’s degree in business administration from Michigan State University and a master’s degree in finance from Loyola University in Chicago.

Each of Ms. Williams and Mr. Grissen will serve as a trustee of the Company until the Company’s 2022 annual meeting of shareholders and until each of their successors is duly elected and qualified or until his resignation or removal.

Each of Ms. Williams and Mr. Grissen will receive a one-time initial grant of 5,000 restricted common shares and will also receive compensation paid to the other members of the Board of Trustees and Board committee chairmen, which compensation is described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 30, 2021, which disclosure will also be updated in the Company’s proxy statement for the 2022 annual meeting as applicable. There were no arrangements or understandings between either of Ms. Williams or Mr. Grissen and any other person pursuant to which either of them were selected as a trustee. Neither Ms. Williams nor Mr. Grissen has any family relationship with any director or executive officer of the Company.

Item 7.01 Regulation FD Disclosure.

On August 10, 2021, the Company issued a press release announcing the appointments of Ms. Williams and Mr. Grissen to the Board of Trustees. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

The information included in this Current Report on Form 8-K under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) The following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press Release Dated August 10, 2021
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

August 10, 2021	By:	/s/ Jeremy B. Wegner

Name: Jeremy B. Wegner
Title: Senior Vice President and Chief Financial Officer